CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2025, relating to the financial statements and financial highlights of Timothy Plan US Small Cap Core ETF, Timothy Plan US Large/Mid Cap Core ETF, Timothy Plan High Dividend Stock ETF, Timothy Plan International ETF, Timothy Plan US Large/Mid Cap Core Enhanced ETF, Timothy Plan High Dividend Stock Enhanced ETF and Timothy Plan Market Neutral ETF, seven of the portfolios constituting The Timothy Plan, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Additional Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 28, 2025